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                                                  UNITED STATES
                                        SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549

                                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities
       Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and
                               15(d) of the Securities Act of 1934

                                        Commission File Number:   333-2856

                                        American Equities Income Fund, Inc.
                             (Exact name of registrant as specified in its charter)

                       East 80 Route 4, Suite 202, Paramus, New Jersey 07652 (201) 368-5900
                     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                                 12% Promissory Notes
                             (Title of each class of securities covered by this form)

                                                         None
               (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please pace an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)      [    ]                   Rule 12h-3(b)(1)(ii)     [    ]
          Rule 12g-4(a)(1)(ii)     [    ]                   Rule 12h-3(b)(2)(i)      [    ]
          Rule 12g-4(a)(2)(i)      [    ]                   Rule 12h-3(b)(2)(ii)     [    ]
          Rule 12g-4(a)(2)(ii)     [    ]                   Rule 15d-6                [ X ]
          Rule 12h-3(b)(1)(i)      [    ]

         Approximate number of holders of record as of the certificate or notice date:  186.

         Pursuant to the requirements of the Securities Exchange Act of 1934, American
Equities Income Fund, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


     Date: February 20, 1997                 By:S/S David S. Goldberg
                                             Chief Executive Officer and
                                             Chief Financial Officer
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